Exhibit 5.1

[Letterhead of Fox Rothschild LLP]

December 6, 2013

Radiant Logistics, Inc.

405 114th Avenue, S.E., Third Floor

Bellevue, WA 98004

Ladies and Gentlemen:

We have acted as counsel to Radiant Logistics, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), of a Registration Statement on Form S-1 (the “Registration Statement”), relating to the offer and sale of up to 1,150,000 shares (including up to 150,000 shares issuable upon exercise of an option granted to the underwriters by the Company) (the “Shares”) of         % Series A Cumulative Redeemable Perpetual Preferred Stock, $.001 par value per share (the “Preferred Stock”), to be sold by the Company. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered by and among the Company and the underwriters (the “Underwriting Agreement”).

As counsel to the Company, we have examined and relied upon originals or copies, authenticated or certified to our satisfaction, of all such corporate records of the Company, including the resolutions of the Company’s board of directors and other records relating to the authorization, sale, and issuance of the Shares, communications or certifications of public officials, certificates of officers, directors and representatives of the Company and such other documents as we have deemed relevant and necessary as the basis of the opinions expressed herein. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, we are of the opinion that the Shares will be legally issued, fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Act, (ii) the prospectus with respect to the Shares shall have been filed (or transmitted for filing) with the Commission pursuant to Rule 424(b) of the Act, (iii) any required certificates representing the Shares shall have been duly executed, countersigned, registered and duly delivered to the purchasers thereof or a depositary acting on their behalf against payment of the

Radiant Logistics, Inc.

agreed consideration therefor in accordance with the applicable underwriting, purchase or similar agreement and (iv) a certificate of designations or comparable instrument setting forth the terms of the Preferred Stock (the “Certificate of Designation”) shall have been duly executed, acknowledged, filed and recorded and shall have become effective in accordance with the Delaware General Corporation Law.

In connection with our opinions expressed above, we have assumed that, at or prior to the time of the delivery of any Shares: (i) the Registration Statement will be effective and comply with all applicable laws at all times during which the Shares are offered and issued as contemplated by the Registration Statement; (ii) the definitive purchase, underwriting or similar agreement and any other necessary agreement or instrument with respect to any Preferred Stock offered or issued, including the Underwriting Agreement, will have been duly authorized and validly executed and delivered by the other parties thereto, and such agreements will be valid, binding and enforceable with respect to such other parties thereto; and (iii) there will not have occurred any change in law affecting the validity or enforceability of the Preferred Stock. We have also assumed that none of the terms of the Preferred Stock to be established subsequent to the date hereof nor the issuance and delivery of the Shares, nor the compliance by the Company with the terms of such Preferred Stock, will violate any applicable law or regulation or will result in a breach or violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company or its assets.

Our opinion herein is expressed solely with respect to the laws of the State of Delaware and is based on these laws as in effect on the date hereof.

This opinion letter has been prepared for your use in connection with the offer and sale of the Shares, speaks as of the date the Registration Statement is declared effective by the Securities and Exchange Commission, and we assume no obligation to advise you of any changes in the foregoing subsequent to that date.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus contained therein. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Fox Rothschild LLP